Exhibit 5.1

June 6, 2016

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
Ladies and Gentleman:

I am Vice President and  Corporate Secretary of Corning Incorporated (the “Company”) and am familiar with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of 233,147 shares of the Company’s Common Stock, $.50 par value (the “Shares”), subject to issuance by the Company upon the exercise of options granted under Alliance Fiber Optic Products, Inc. 2000 Stock Incentive Plan (the “Plan”) that were converted into options to purchase the Shares in accordance the terms of the Agreement and Plan of Merger, dated April 7, 2016, by among the Company, Apricot Merger Company and Alliance Fiber Optic Products, Inc.

In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials and officers of the Company, and other documents as I deemed pertinent as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which the Shares are offered, issued and sold pursuant to the Plan, (b) the Shares issued pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for offer, issuance and sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the Board of Directors or Compensation Committee of the Board of Directors of the Company has been taken to duly authorize the offer, issuance and sale of the Shares issued pursuant to the Plan, and (d) the Shares issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, and the consideration therefor has been paid, I am of the opinion that the Shares issued pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of New York.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above and further consent to the use of my name in the section titled “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Linda E. Jolly

Linda E. Jolly